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FORM 3                                                      OMB APPROVAL
                                                     OMB Number:  3235-0104
                                                     Expires:  December 31, 2001
                                                     Estimated average burden
                                                     hours per response.....0.5

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
        Section 17(a) of the Public Utility Holding Company Act of 1935
             or Section 30(f) of the Investment Company Act of 1940


(Print or Type Responses)
---------------------------------------------------------------------------------------------------------------------------------
| 1. Name and Address of Reporting          | 2. Date of Event           | 4. Issuer Name and Ticker or Trading Symbol           |
|    Person*                                |    Requiring Statement     |                                                       |
|  Forgeron      Brent                      |    (Month/Day/Year)        |    CityXpress.com Corp -- OTCBB -- "CYXP"             |
|-------------------------------------------|                            |-------------------------------------------------------|
|  (Last)       (First)       (Middle)      |    05/19/00                | 5. Relationship of Reporting | 6. If Amendment, Date  |
|                                           |----------------------------|    Person(s) to Issuer       |    of Original         |
|  1727 West Broadway -- Suite 200          | 3. I.R.S. Identification   |    (Check all applicable)    |    (Month/Day/Year)    |
|------------------------------------------ |    Number of Reporting     |                              |                        |
|               (Street)                    |    Person, if an Entity    | [ ] Director  [ ] 10% Owner  |                        |
|                                           |    (Voluntary)             |                              |                        |
|                                           |                            | [X] Officer   [ ] Other      |------------------------|
|                                           |                            |     (give         (specify   | 7. Individual or Joint/|
|                                           |                            |     title below)  below)     |    Group Filing (Check |
|                                           |                            |                              |    applicable line)    |
|  Vancouver, B.C. Canada      V6J4W6       |                            |     ----------------------   |                        |
|------------------------------------------------------------------------------------------------------ |   [X] Form Filed by    |
|   (City)        (State)      (Zip)                                                                    |       One Reporting    |
|                                                                                                       |       Person           |
|                                                                                                       |   [ ] Form Filed by    |
|                                                                                                       |       More than One    |
|                                                                                                       |       Reporting Person |
|--------------------------------------------------------------------------------------------------------------------------------|
|                                     TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED                                    |
|--------------------------------------------------------------------------------------------------------------------------------|
| 1. Title of Security                      | 2. Amount of Securities    | 3. Ownership Form:           |  4. Nature of Indirect |
|    (Instr. 4)                             |    Beneficially Owned      |    Direct (D) or             |     Beneficial         |
|                                           |    (Instr. 4)              |    Indirect (I)              |     Ownership          |
|                                           |                            |    (Instr. 5)                |     (Instr. 5)         |
|-------------------------------------------|----------------------------|------------------------------|------------------------|
|  Common Shares                            |   1,130,000                |    D                         |                        |
|                                           |                            |                              |                        |
|-------------------------------------------|----------------------------|------------------------------|------------------------|
|                                           |                            |                              |                        |
|                                           |                            |                              |                        |
|-------------------------------------------|----------------------------|------------------------------|------------------------|
|                                           |                            |                              |                        |
|                                           |                            |                              |                        |
|-------------------------------------------|----------------------------|------------------------------|------------------------|
|                                           |                            |                              |                        |
|                                           |                            |                              |                        |
|-------------------------------------------|----------------------------|------------------------------|------------------------|
|                                           |                            |                              |                        |
|                                           |                            |                              |                        |
|-------------------------------------------|----------------------------|------------------------------|------------------------|
|                                           |                            |                              |                        |
|                                           |                            |                              |                        |
|-------------------------------------------|----------------------------|------------------------------|------------------------|
|                                           |                            |                              |                        |
|                                           |                            |                              |                        |
|-------------------------------------------|----------------------------|------------------------------|------------------------|
|                                           |                            |                              |                        |
|                                           |                            |                              |                        |
|-------------------------------------------|----------------------------|------------------------------|------------------------|

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction
  5(b)(v).


     POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION
         CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE
              FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

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
FORM 3 (CONTINUED)                    TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                               (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
-----------------------------------------------------------------------------------------------------------------------------------
|1. Title of Derivative Security |2. Data            |3. Title and Amount of   |4. Conver-  |5. Owner-   |6. Nature of Indirect   |
|   (Instr. 4)                   |   Exercisable and |   Securities Underlying |   sion or  |   ship     |   Beneficial Ownership |
|                                |   Expiration Date |   Derivative Security   |   Exercise |   Form of  |   (Instr. 5)           |
|                                |   (Month/Day/Year)|   (Instr. 4)            |   Price of |   Deriva-  |                        |
|                                |                   |                         |   Deriva-  |   tive     |                        |
|                                |---------------------------------------------|   tive     |   Security:|                        |
|                                |Date     |Expira-  |                |Amount  |   Security |   Direct   |                        |
|                                |Exer-    |tion     |     Title      |or      |            |   (D) or   |                        |
|                                |cisable  |Date     |                |Number  |            |   Indirect |                        |
|                                |         |         |                |of      |            |   (I)      |                        |
|                                |         |         |                |Shares  |            |   (Instr.  |                        |
|                                |         |         |                |        |            |   5)       |                        |
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|                                |         |         |                |        |            |            |                        |
|                                |         |         |                |        |            |            |                        |
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|                                |         |         |                |        |            |            |                        |
|                                |         |         |                |        |            |            |                        |
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|                                |         |         |                |        |            |            |                        |
|                                |         |         |                |        |            |            |                        |
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|                                |         |         |                |        |            |            |                        |
|                                |         |         |                |        |            |            |                        |
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|                                |         |         |                |        |            |            |                        |
|                                |         |         |                |        |            |            |                        |
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|                                |         |         |                |        |            |            |                        |
|                                |         |         |                |        |            |            |                        |
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|                                |         |         |                |        |            |            |                        |
|                                |         |         |                |        |            |            |                        |
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|                                |         |         |                |        |            |            |                        |
|                                |         |         |                |        |            |            |                        |
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|                                |         |         |                |        |            |            |                        |
|                                |         |         |                |        |            |            |                        |
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|                                |         |         |                |        |            |            |                        |
|                                |         |         |                |        |            |            |                        |
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|                                |         |         |                |        |            |            |                        |
|                                |         |         |                |        |            |            |                        |
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|                                |         |         |                |        |            |            |                        |
|                                |         |         |                |        |            |            |                        |
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Explanation of Responses:

-------------------------
** Intentional misstatements or omissions of facts constitute                 /s/ Brent Forgeron                        08/02/00
   Federal Criminal Violations. See 18 U.S.C. 1001 and                        --------------------------------        -------------
   15 U.S.C. 78ff(a).                                                         ** Signature of Reporting Person            Date

Note: File three copes of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form
displays a currently valid OMB Number.                                                                                       Page 2
